Exhibit 4.3

PAYLOCITY CORPORATION

AMENDED AND RESTATED

VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2012, by and among Paylocity Corporation, an Illinois corporation (the “Company”), those certain holders of the Company’s common shares (the “Common Shares”) listed on EXHIBIT A attached hereto (the “Key Holders”), the holders of the Company’s Series A Preferred Stock (“Series A Preferred”) and the holders of the Company’s Series B Preferred Stock (“Series B Preferred” and together with the Series A Preferred, the “Preferred Shares”) listed on EXHIBIT B attached hereto (the “Investors,” and together with the Key Holders, the “Shareholders”).

RECITALS

WHEREAS, the Company, the Key Holders and certain of the Investors are parties to that certain Voting Agreement dated as of May 14, 2008 (the “Original Agreement”).

WHEREAS, pursuant to that certain Series B Preferred Share Purchase Agreement of even date herewith (the “Purchase Agreement”) certain of the Investors are purchasing shares of Series B Preferred.

WHEREAS, the parties hereto, pursuant to Section 4.5 of the Original Agreement, constitute the required parties to amend and restate the Original Agreement.

WHEREAS, the parties to this Agreement deem it in their best interests to amend and restate the Original Agreement as set forth herein.

WHEREAS, execution and delivery of this Agreement is a condition precedent to the obligations of the Investors to consummate the transactions contemplated by the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      VOTING.

1.1                               KEY HOLDER SHARES; INVESTOR SHARES.

(a)                                 The Key Holders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Key Holders after the date hereof (collectively, the “Key Holder Shares”) subject to, and to vote the Key Holder Shares in accordance with, the provisions of this Agreement.

(b)                                 The Investors each agree to hold all shares of voting capital stock of the Company (including but not limited to all of the Common Shares now held or issuable upon conversion of the Preferred Shares) registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Investors after the date hereof (collectively, the “Investor Shares”; together with the Key Holder Shares, the “Shares”) subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement.

1.2                               MANNER OF VOTING.  The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.  All of the Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate Directors (as defined herein) to call a special meeting of Shareholders for the purpose of electing Directors as provided herein.

1.3                               BOARD SIZE.  At all regular or special meetings of the Shareholders of the Company following the date hereof, each of the Shareholders shall vote all of their respective Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to ensure that the size of the Company’s Board of Directors (the “Board”) shall be no more than five (5) directors (each a “Director” and, collectively, the “Directors”).

1.4                               ELECTION OF DIRECTORS.  On all matters relating to the election of the Directors, the Shareholders agree to vote all Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to elect members of the Board as follows:

(a)                                 one (1) representative of the Investors (the “Investor Designee”) designated by a majority in interest of the Preferred Shares and Common Shares issued upon conversion of any Preferred Shares and which shall be nominated by Adams Street Partners, LLC, which individual shall initially be Jeffrey T. Diehl, and which director shall be the Preferred Director, as specified in the Company’s Articles of Incorporation;

(b)                                 three (3) representatives of the Key Holders designated by a majority in interest of the Common Shares held by the Key Holders, one of whom must be the person then serving as Chief Executive Officer of the Company (the “CEO Director”), which individuals shall initially be the Company’s current Chief Executive Officer (Steven Beauchamp), Steven Sarowitz and Matthew Phillips; provided, however, that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Shareholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board, and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director; and

(c)                                  one individual not otherwise an Affiliate (as defined below) of the Company or of any Investor who has material human resources, payroll or software expertise and who is mutually acceptable to (i) Key Holders holding a majority of the Shares held by all of the Key Holders, and (ii) the holders of a majority of the Shares held by the Investors, which shall be designated following the date of this Agreement.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners of or shares the same management company with such Person.

1.5                               REMOVAL OF BOARD MEMBERS.  Each Shareholder also agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)                                 no director elected pursuant to Section 1.4 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of the requisite Shareholders, entitled under Section 1.4 to designate that director or (ii) in the case of the CEO Director, the Person originally entitled to occupy such Board seat pursuant to Section 1.4 is no longer so entitled to occupy such Board seat;

(b)                                 any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.4 shall be filled pursuant to the provisions of Section 1.4; and

(c)                                  upon the request of any party or parties entitled to designate a director as provided in Section 1.4 to remove such director, such director shall be removed.

All Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of Shareholders for the purpose of electing directors.

1.6                               FAILURE TO DESIGNATE A BOARD MEMBER.  In the absence of any designation from the Persons or groups with the right to designate a Director as specified above, the Director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.7                               NO LIABILITY FOR ELECTION OF RECOMMENDED DIRECTOR.  No party, nor any Affiliate of any such party, shall have any liability as a result of nominating or designating a person for election as a Director for any act or omission by such person in his or her capacity as a Director of the Company, nor shall any party have any liability as a result of voting for any such person in accordance with the provisions of this Agreement.  None of the parties hereto and no officer, director, shareholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee or designee of any party to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such person pursuant to this Agreement.

1.8                               VOTE TO INCREASE AUTHORIZED COMMON SHARES.  Each Shareholder agrees to vote or cause to be voted all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized Common Shares from time to time to ensure that there will be sufficient Common Shares available for conversion of all of the Preferred Shares outstanding at any given time.

1.9                               LEGEND.

(a)                                 Each certificate representing the Shares shall be stamped or otherwise imprinted with the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY.  ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT.  A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(b)                                 During the term of this Agreement, the Company shall not remove, and shall not permit to be removed (upon registration of transfer, re-issuance or otherwise), the Legend from any such certificate and shall place or cause to be placed the Legend on any new certificate issued to represent Key Holder Shares or Investor Shares theretofore represented by a certificate carrying the Legend.  The Shareholders agree that the Company shall instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the Legend to enforce the provisions of this Agreement and the Company agrees to promptly do so.  The Legend shall be removed upon termination of this Agreement.

(c)                                  In the event of any issuance of the Shares of the Company’s voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the Legend.

1.10                        SUCCESSORS.  The provisions of this Agreement shall be binding upon the successors in interest to any of the Key Holder Shares or the Investor Shares.  The Company shall not permit the transfer of any of the Key Holder Shares or the Investor Shares on its books or issue a new certificate representing any of the Key Holder Shares or the Investor Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Key Holder or Investor, as applicable.

1.11                        OTHER RIGHTS.  Except as provided by this Agreement or any other agreement entered into in connection with the transactions contemplated by the Purchase Agreement, each Key Holder and Investor shall exercise the full rights of a holder of capital stock of the Company with respect to the Key Holder Shares and the Investor Shares, respectively.

2.                                      DRAG-ALONG RIGHT.

2.1                               DEFINITIONS.  A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from Shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Company’s Articles of Incorporation.

2.2                               ACTIONS TO BE TAKEN.  In the event that the holders of at least a majority of the Common Shares (the “Selling Shareholders”) approve a Sale of the Company in writing, specifying that this Section 2 shall apply to such transaction, then each Shareholder hereby agrees:

(a)                                 if such transaction requires shareholder approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b)                                 if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Shareholder as is being sold, in the aggregate, and, except as expressly permitted in this Section 2, on the same terms and conditions as all other sales of capital stock;

(c)                                  to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Shareholders in order to carry out the terms and provision of this Section 2, including without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)                                 not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company; and

(e)                                  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company.

2.3                               EXCEPTIONS.  Notwithstanding the forgoing, a Shareholder will not be required to comply with Section 2.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)                                 any representations and warranties to be made by such Shareholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Shareholder holds all right, title and interest in and to the Shares such Shareholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Shareholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Shareholder have been duly executed by the Shareholder and delivered to the acquirer and are enforceable against the Shareholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)                                 the Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company;

(c)                                  the liability for indemnification, if any, of such Shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person, and is pro rata in accordance with such Shareholder’s relative stock ownership of the Company (but reflecting the overall priority of the Common Shares and the Preferred Shares, with any theoretical indemnification liability to be treated as a reduction of the purchase price for the purpose of allocating the proceeds thereof);

(d)                                 liability shall be limited to the amount of consideration actually paid to such Shareholder in connection with such Proposed Sale, except with respect to (i) representations and warranties of such Shareholder related to authority, ownership and the ability to convey title to such Shares, (ii) any covenants made by such Shareholder with respect to confidentiality or voting related to the Proposed Sale or (iii) claims related to fraud or willful breach by such Shareholder, the liability for which need not be limited;

(e)                                  upon the consummation of the Proposed Sale, (i) each holder of the Preferred Shares and each holder of Common Shares will receive the same form of consideration for their Preferred Shares and their Common Shares, (ii) each holder of the Series B Preferred will receive the same amount of consideration per share of the Series B Preferred (iii) each holder of the Series A Preferred will receive the same amount of consideration per share of the Series A Preferred, (iv) each holder of the Common Shares will receive the same amount of consideration per share of the Common Shares, and (v) unless the holders of at least a majority of the Preferred Shares, voting together as a single class, elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Series B Preferred, the Series A Preferred and the Common Shares shall be allocated among the holders of the

Series B Preferred, the Series A Preferred and the Common Shares on the basis of the relative liquidation preferences to which the holders of the Series B Preferred, the Series A Preferred and the holders of the Common Shares are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Articles of Incorporation in effect immediately prior to the Proposed Sale;

(f)                                   subject to clause (e) above, requiring the same form of consideration to be received by the holders of the Common Shares and the Preferred Shares, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; and

(g)                                 in the case of the Investors, such Proposed Sale (i) provides solely for cash consideration or marketable securities, (ii) provides for the payment of consideration in a manner consistent with the provisions of Section 3 of Part A of the Company’s Articles of Incorporation and (iii) to the extent the Investors retain an equity interest in the Company or any successor entity following the consummation of such Proposed Sale, does not contain terms or conditions which would require any approval of the Preferred Shares pursuant to Section 2(b) of Part A of the Company’s Articles of Incorporation which has not been obtained.

2.4                               RESTRICTIONS ON SALES OF CONTROL OF THE COMPANY.  No Shareholder shall be a party to any Stock Sale unless all holders of the Preferred Shares are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Articles of Incorporation of the Company in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of at least a majority of the Preferred Shares, voting together as a single class, elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions.

3.                                      REMEDIES; TERMINATION.

3.1                               COVENANTS OF THE COMPANY.  The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.  Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the Directors as provided in this Agreement.

3.2                               IRREVOCABLE PROXY.  Each party to this Agreement hereby constitutes and appoints the other parties hereto, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto, votes to increase authorized shares pursuant to Section 1 hereof and votes regarding any Sale of the Company pursuant to Section 2 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (a) fails to vote or (b) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 1 and 2 respectively, of this Agreement.  The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 3.4 hereof.  Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 3.4 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

3.3                               REMEDIES CUMULATIVE.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.4                               TERMINATION.  This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a)                                 the date of the closing of Qualified Initial Public Offering (as that term is defined in the Company’s Articles of Incorporation); or

(b)                                 the date upon which the parties hereto terminate this Agreement by written consent by a majority in interest of the Investors and a majority in interest of the Key Holders.

4.                                      MISCELLANEOUS.

4.1                               OWNERSHIP.  Each Shareholder represents and warrants to the other Shareholders and the Company that (a) such Shareholder now owns the Shares, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Shareholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Shareholder enforceable in accordance with its terms.

4.2                               FURTHER ACTION.  If and whenever the Shares owned by a Shareholder are sold or otherwise transferred (including, without limitation a distribution of Key Holder Shares by a Key Holder which is a limited liability company to its members), such Shareholder or the personal representative of such Shareholder shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

4.3                               SPECIFIC PERFORMANCE.  The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable.  If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

4.4                               GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the Business Corporation Act of the State of Illinois as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its principles of conflicts of laws.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Illinois located in Cook County and the United States District Court for the Northern District of Illinois for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

4.5                               AMENDMENT OR WAIVER.  This Agreement may be amended (or provisions of this Agreement waived) only by an instrument in writing signed by (a) the Company, (b) holders of a majority of Shares held by the Investors, and (c) holders of a majority of Shares held by the Key Holders.  Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party, provided, however, that notwithstanding the foregoing, Section 1.4(a) of this Agreement may not be amended or waived without the written consent of a majority in interest of the holders of the Preferred Shares and Section 1.4(b) of this Agreement may not be amended or waived without the written consent of a majority in interest of the holders of the Common Shares.

4.6                               SEVERABILITY.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.7                               SUCCESSORS.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

4.8                               ADDITIONAL SHARES.

(a)                                 Notwithstanding anything to the contrary contained herein, if the Company issues additional Preferred Shares after the date hereof, as a condition to the issuance of such shares the Company shall require that the purchaser of such shares become a party to this Agreement by executing and delivering (i) the Adoption Agreement in the form attached to this Agreement as EXHIBIT C (an “Adoption Agreement”), or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Shareholder hereunder.  In either event, each such person shall thereafter be deemed an Investor and Shareholder for all purposes under this Agreement.

(b)                                 In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Preferred Shares described in the foregoing subsection (a)), following which such Person shall hold Shares constituting one-half of one percent (0.5%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of the Common Shares issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement, agreeing to be bound by and subject to the terms of this Agreement as a Key Holder and thereafter such person shall be deemed a Key Holder for all purposes under this Agreement.

(c)                                  In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Key Holder Shares or the Investor Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Key Holder Shares or Investor Shares, as the case may be, for purposes of this Agreement.

4.9                               TRANSFERS.  Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement.  Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Shareholder, or Key Holder and Shareholder, as applicable.  The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section.  Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 1.8.

4.10                        WAIVER.  No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

4.11                        ATTORNEY’S FEES.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

4.12                        NOTICES.  Any notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All notices shall be addressed to the holder appearing on the books of the Company or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.

4.13                        ENTIRE AGREEMENT.  This Agreement and the Exhibits hereto, along with the Purchase Agreement and each of the Exhibits thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.  This Agreement supersedes the Original Agreement in its entirety, which shall have no further force or effect.

4.14                        AGGREGATION OF STOCK.  All Preferred Shares held or acquired by Affiliates entities or Persons under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.15                        COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same agreement.  This Agreement may be executed by facsimile or electronic .pdf signatures.

SIGNATURES ON THE FOLLOWING PAGES

The parties hereto have executed this Amended and Restated Voting Agreement as of the date first above written.

THE COMPANY:

PAYLOCITY CORPORATION

By:	/s/Steven Beauchamp
Name:	Steven Beauchamp
Title:	Chief Executive Officer

THE KEY HOLDERS:

PAYLOCITY MANAGEMENT HOLDINGS, LLC

By:	/s/Steven Sarowitz
Name:	Steven Sarowitz
Title:	Manager

Paylocity Corporation Amended and Restated Voting Agreement Signature Page

The parties hereto have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

ADAMS STREET 2006 DIRECT FUND, L.P.

By:	ASP 2006 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

ADAMS STREET 2007 DIRECT FUND, L.P.

By:	ASP 2007 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

ADAMS STREET 2008 DIRECT FUND, L.P.

By:	ASP 2008 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

Paylocity Corporation Amended and Restated Voting Agreement Signature Page

The parties hereto have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

ADAMS STREET 2009 DIRECT FUND, L.P.

By:	ASP 2009 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

ADAMS STREET 2010 DIRECT FUND, L.P.

By:	ASP 2010 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

ADAMS STREET 2011 DIRECT FUND L.P.

By:	ASP 2011 DIRECT MANAGEMENT LP,
its general partner

	By:	ASP 2011 DIRECT MANAGEMENT LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

Paylocity Corporation Amended and Restated Voting Agreement Signature Page

The parties hereto have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

ADAMS STREET 2012 DIRECT FUND L.P.

By:	ASP 2012 DIRECT MANAGEMENT LP,
its general partner

	By:	ASP 2012 DIRECT MANAGEMENT LLC,
Its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

ADAMS STREET CO-INVESTMENT FUND II, L.P.

By:	ASP DIRECT CO-INVEST MANAGEMENT II, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

Paylocity Corporation Amended and Restated Voting Agreement Signature Page

EXHIBIT A

LIST OF KEY HOLDERS

Name	Address	Common Shares
PAYLOCITY MANAGEMENT HOLDINGS, LLC	3850 N. Wilke Road Arlington Heights, Illinois 60060	54,619,200

EXHIBIT B

LIST OF INVESTORS

Name	Address	Series A Preferred	Series B Preferred
ADAMS STREET 2006 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	2,829,729	458,524
ADAMS STREET 2007 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	3,195,543	517,800
ADAMS STREET 2008 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	3,474,728	2,030,436
ADAMS STREET 2009 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	0	1,269,196
ADAMS STREET 2010 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	0	720,972
ADAMS STREET 2011 DIRECT FUND LP	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	0	579,228
ADAMS STREET 2012 DIRECT FUND LP	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	0	581,291
ADAMS STREET CO-INVESTMENT FUND II, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823	0	2,242,452

EXHIBIT C

ADOPTION AGREEMENT

THIS ADOPTION AGREEMENT (this “Adoption Agreement’) is made as of                         , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Amended and Restated Voting Agreement dated as of June 28, 2012 (the “Voting Agreement’), by and among the Company and certain of its Shareholders, as the Voting Agreement may be amended or amended and restated hereafter.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Voting Agreement.  By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1                               ACKNOWLEDGEMENT.  The Holder acknowledges that the Holder is acquiring certain shares of the capital stock of the Company (the “Stock”)[ or options, warrants or other rights to purchase such Stock (the “Options”)], for one of the following reasons (Check the correct box):

☐                                    as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, the Holder shall be considered an “Investor” and a “Shareholder” for all purposes of the Agreement.

☐                                    as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, the Holder shall be considered a “Key Holder” and a “Shareholder” for all purposes of the Agreement.

☐                                    as a new Investor in accordance with Section 4.8(a) of the Voting Agreement, in which case the Holder will be an “Investor” and a “Shareholder” for all purposes of the Voting Agreement.

☐                                    in accordance with Section 4.8(b) of the Voting Agreement, as a new party who is not a new Investor, in which case the Holder will be a “Shareholder” for all purposes of the Voting Agreement.

1.2                               AGREEMENT.  The Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Voting Agreement to be bound thereby, shall be bound by and subject to the terms of the Voting Agreement, and (b) adopts the Voting Agreement with the same force and effect as if the Holder were originally a party thereto.

1.3                               NOTICE.  Any notice required or permitted by the Voting Agreement shall be given to the Holder at the address or facsimile number listed below the Holder’s signature hereto.

THE COMPANY:	HOLDER:

PAYLOCITY CORPORATION	By:
Name and Title of Signatory
By:	Address:
Name:
Title:

Facsimile Number: